UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Resideo Technologies, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RESIDEO TECHNOLOGIES, INC.

May 2, 2024

SUPPLEMENT

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on June 5, 2024

On April 23, 2024, Resideo Technologies, Inc. filed a proxy statement (the “Proxy Statement”) relating to its 2024 annual meeting of stockholders with the Securities and Exchange Commission. Subsequent to that date, on May 1, 2024, the Board of Directors (the “Board”) appointed Andrew Teich to the position of Vice Chair of the Board, effective May 1, 2024. Mr. Teich is expected to, among other things, continue to provide Board level oversight of the Company’s ongoing transformation, particularly related to the Company’s acquisition of Snap One and its other portfolio optimization. Mr. Teich previously served as the Company’s lead independent director from 2018 to 2023. Mr. Teich will receive additional compensation for service in the Vice Chair role as will be determined by the Board at a later date.

This Supplement has been prepared to provide stockholders with certain information regarding changes in the Company’s board leadership structure.

Voting Matters

This Supplement does not change the proposals to be acted upon at the annual meeting, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action. Information on how to vote your shares and how to change your vote or revoke your proxy is available in the Proxy Statement.

By Order of the Board of Directors,

Jeannine J. Lane

Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

May 2, 2024

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Shareholders to be held on Monday, June 5, 2024: our Proxy Statement and 2023 Annual Report are available free of charge on our Investor Relations website at investor.resideo.com.